Exhibit 99.1
Diversified Energy Reports Record Year, Highlighted by Transformative Year-over-Year Growth, Strong Cash Generation, and Integration of ~$2 Billion in Acquisitions with Meaningful Synergies
Significant Revenue Growth Delivers Higher than Expected Full-Year Net-Income and Adjusted EBITDA that Beat Guidance
23% Annualized Improvement in Leverage Ratio, While Also Returning Over $185 Million to Shareholders Through Dividends and Strategic Share Repurchases
2026 Guidance Reflects Confidence in the Business's Stability and Cash Generation Through Commodity Cycles
Celebrating Our 25th Anniversary Year with the Completion of our Milestone of Primary Listing on the NYSE, US Incorporation, and Filing of Full Year GAAP Financials
Diversified Energy Company ("Diversified", "DEC", or the "Company") (NYSE: DEC, LSE: DEC) is pleased to announce its financial and operational results for the fourth quarter and full-year ended December 31, 2025, reporting performance that exceed expectations and key strategic and financial achievements.
Delivering Reliable Results and Strategic Growth
Fourth Quarter 2025 Results
•Production exit rate(a):  1,254 MMcfepd (209 Mboepd)
•Average production: 1,198 MMcfepd (200 Mboepd)
•Total Revenue: $667 million
•Net Income: $196 million
•Adjusted EBITDA(b): $254 million
•Operating Cash Flow: $182 million
•Adjusted Free Cash Flow(c): $152 million after $7 million of transaction costs

Full Year 2025 Results
•Average production: 1,086 MMcfepd (181 Mboepd)
•Total Revenue: $1,829 million
•Net Income: $342 million
•Adjusted EBITDA(b): $956 million
•Operating Cash Flow: $465 million
•Adjusted Free Cash Flow(c): $440 million after $55 million of transaction costs
•Capital Expenditures: $185 million

Exhibit 99.1
Financial and Operational Metrics

	4Q25	4Q24	YoY % Change	FY25	FY24	YoY % Change
Production (Mmcfe/d)	1,198	843	42%	1,086	791	37%
Production volume mix
Natural gas	72%	85%		75%	84%
NGLs	14%	12%		13%	12%
Oil	14%	3%		12%	4%
Total Revenue (millions)	$667	$59	1,031%	$1,829	$757	142%
Net Income (millions)	$196	$(106)	285%	$342	$(103)	432%
Adj. EBITDA(b) (millions)	$254	$139	83%	$956	$470	103%
Adj. Free Cash Flow(c) (millions)	$152	$53	187%	$440	$210	110%
Financial Strength and Shareholder Returns
•Current Liquidity(d): $577 million of credit facility availability and unrestricted cash
•ABS principal reduction: Retired $277 million in principal amount outstanding under certain ABS facilities during 2025
•Leverage ratio(e): 2.3x as of YE2025; ~23% improvement from YE2024
oConsolidated debt consists of ~73% in non-recourse ABS securities
•Shareholder returns: Over $185 million returned via dividends and repurchases(f)
oShareholder return yield(f) of ~18%
o~7.3 million shares repurchased (~10% of outstanding shares), totaling ~$100 million(f)
oNew Board authorized share repurchase program for up to 7,800,000 shares (~10% of shares outstanding)
•4Q25 dividend: $0.29 per share declared
Strategic Execution and Transformational Growth
~$2B of Transformational Acquisitions - Maverick Natural Resources & Canvas Energy: Enhances Diversified’s stature as a leading consolidator of established cash-generating energy assets
•Positions Diversified as a differentiated business, offering ~$1.2 billion of Pro-Forma Adjusted EBITDA(g), over 1.2 Bcfepd of low decline production, multi-basin commodity diversification, and a strong hedging program that promotes consistent free cash flows
•Acquisitions helped deliver over 100% growth in Adjusted EBITDA and Adjusted Free Cash Flow
•Integration playbook from 30+ acquisitions and counting allowed for upsized synergy capture of over $60 million on Maverick Natural Resources and over $20 million on Canvas Energy
Carlyle Partnership Continues to Bolster Growth Prospects
•Strategic partnership to invest up to $2 billion in existing U.S. proved developed producing (PDP) oil and gas assets strengthens outlook and conviction on ability to close accretive transactions, while preserving capital flexibility and liquidity
•Canvas Energy marked the inaugural transaction and funding from the Carlyle strategic partnership
Non-Op Platform Provides Additional Lever for Value Generation

Exhibit 99.1
•New Permian Basin joint development program with a private operator in the Northwest Shelf adds additional optionality to Non-Op platform
•Permian partnership included upfront proceeds to DEC for land and working interests, and well-by-well election supporting capital flexibility
•Oklahoma Joint Development Partnership continues to produce and estimated over 60% IRRs with 114 wells drilled under the JDA in the last 3 years
•Adding incremental production that offsets an estimated ~50% of natural decline (2026 estimated avg. ~10,800 BOEpd) annually across two partnerships
•Superior capital intensity of less than 15% ($140 million capital spend(h)) for Non-Op Partnerships
Unlocking Value Through Portfolio Optimization
•Our Portfolio Optimization Program ("POP") realized ~$160 million from non-core asset and leasehold divestitures
•Our POP highlights optionality in DEC’s portfolio to monetize our vast acreage position via Non-Op Partnerships or leasehold divestitures
•Generated ~$9 million of cash flow from environmental credits related to Coal Mine Methane (CMM) in 2025
Mountain State Plugging Fund & Next LVL Energy
•Groundbreaking partnership to establish the nation’s FIRST financial assurance fund dedicated to retirement of DEC owned wells (~21,000) in the state of West Virginia; represents ~25% of total gross well count
•Added additional capacity in Appalachia through purchase of CSR Services that increases Next LVL to a total of ~25 pole rigs
•Permanently retired 484 wells, including 386 Diversified wells
•Since establishment of Next Level in 2022, Diversified has retired ~1,400 wells
Rusty Hutson, Jr., CEO of Diversified, commented:
“I am grateful to our Diversified employees who delivered an incredible 2025 performance and, measured by most metrics, produced the best operational and financial results in our history. We are pleased to report that these results exceeded the upwardly revised guidance range for Adjusted EBITDA and Adjusted Free Cash Flow, demonstrating once again our culture of execution and accountability. Importantly, with the robust cash flow generated from our assets, we reinforced our proven performance with $277 million in systematic debt reduction, $185 million in combined dividends and share repurchases, and approximately $2 billion in accretive acquisitions for the year.
Our 2026 guidance reflects continued disciplined growth, portfolio optimization, and strong free cash flow generation as we look to unlock additional shareholder value from our high-quality assets. I am very excited about the future of Diversified. Both our team and our portfolio of assets are aligned with powerful megatrends: power generation, data centers, and LNG export. Our unique business model, underpinned by our organizational culture of focused execution to GSD (Get Stuff Done), will enable us to capitalize on these trends and drive long-term shareholder value.
For 25 years we have been in the business of stepping up when others step away. As we celebrate this milestone anniversary, our core beliefs and values upon which the company was founded have not

Exhibit 99.1
wavered. We have pioneered a strategy of acquiring, operating, and optimizing established energy assets that has allowed us to transform one company's divestiture into our consistent cash flow. Today, we are the single largest operator of established producing wells in the United States, a responsibility we take very seriously, and we maintain a track record of delivering innovation, operational excellence, and results every day.
We were the underdogs, but now we are proven, and we are just getting started."
Operations and Finance Update
Fourth Quarter Production
The Company recorded exit rate production as of December 31, 2025 of 1,254 MMcfepd (209 Mboepd)(a) and delivered 4Q25 average daily production of 1,198 MMcfepd (200 Mboepd). The Company's production volume mix was approximately 72% natural gas, 14% natural gas liquids ("NGL's"), and 14% oil, with approximately 65% of production volumes from the Central region and 35% from Appalachia for the fourth quarter. Production for the quarter continued to benefit from Diversified’s peer-leading, shallow decline profile.
2025 Production
The Company recorded average daily production of 1,086 MMcfepd (181 Mboepd). The Company's production volume mix was approximately 75% natural gas, 13% natural gas liquids ("NGL's"), and 12% oil.
Fourth Quarter Margin and Total Cash Expenses per Unit
Diversified delivered 4Q25 per unit revenues of $4.35/Mcfe(i) ($26.10/Boe) and Adjusted EBITDA Margin(b) of 55%. Notably, these per unit metrics reflect an increase in both revenues and expenses from the incorporation of greater liquids production following the Maverick Natural Resources acquisition. The Company’s per unit expenses are anticipated to improve as the Company implements its playbook to achieve long-term, sustainable synergies and cost savings. For example, General and Administrative expenses decreased during 4Q25 compared to prior period levels, despite the higher per unit costs of Maverick, supporting our progress on cost savings and synergy capture.
2025 Margin and Total Cash Expenses per Unit
Diversified delivered 4Q25 per unit revenues of $4.49/Mcfe(i) ($26.94/Boe) and Adjusted EBITDA Margin(b) of 58%.

	4Q25		4Q24		FY25		FY24
	$/Mcfe	$/Boe	$/Mcfe	$/Boe	$/Mcfe	$/Boe	$/Mcfe	$/Boe
Average realized price(1)	$4.08	$24.48	$3.16	$18.96	$3.94	$23.64	$3.05	$18.30
Other revenue(2)	0.12	0.72	0.14	0.84	0.15	0.90	0.16	0.96
Proceeds from divestitures(3)	0.15	0.90	0.29	1.74	0.40	2.40	0.14	0.84
Total revenue and proceeds from divestitures, excluding Next Level Energy(4)	$4.35	$26.10	$3.59	$21.54	$4.49	$26.94	$3.35	$20.10

Lease operating expense(5)	$1.12	$6.72	$0.83	$4.98	$1.12	$6.72	$0.73	$4.38
Production taxes	0.21	1.26	0.11	0.66	0.22	1.32	0.12	0.72
Midstream operating expense	0.18	1.08	0.23	1.38	0.20	1.20	0.25	1.50
Transportation expense	0.22	1.32	0.31	1.86	0.29	1.74	0.31	1.86
Total operating expense(6)	$1.73	$10.38	$1.48	$8.88	$1.83	$10.98	$1.41	$8.46
Employees, administrative costs and professional fees(7)	0.29	1.74	0.32	1.92	0.26	1.56	0.30	1.80
Adjusted Operating Cost per Unit(8)	$2.02	$12.12	$1.80	$10.80	$2.09	$12.54	$1.71	$10.26
Adjusted EBITDA Margin(9)	55%		53%		58%		50%

Exhibit 99.1
(1)Total commodity revenue, including settled derivatives.
(2)Total midstream and other revenue, excluding Next Level Energy revenue.
(3)Proceeds from divestitures represents cash proceeds related to asset optimization
(4)Total revenue and proceeds from divestitures related to asset optimization, excluding Next Level Energy revenue.
(5)Total lease operating expense, excluding Next Level Energy lease operating expense.
(6)Total operating expense, excluding Next Level Energy lease operating expense.
(7)Total employees, administrative costs, and professional fees, excluding Next Level Energy. These costs include payroll and benefits for our administrative and corporate staff, costs of maintaining administrative and corporate offices, costs of managing our production operations, franchise taxes, public company costs, fees for audit and other professional services, and legal compliance.
(8)Adjusted Operating Cost per Unit excludes lease operating expense and employees, administrative costs and professional fees attributable to Next Level Energy.
(9)Adjusted EBITDA Margin represents adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives.
Share Repurchase Program
For the fiscal year 2025 and year-to-date 2026, the Company has repurchased 8,320,400(j) shares, representing approximately 11% of the shares outstanding.
The Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to 7,800,000 shares (~10% of the shares outstanding, including shares held by the Employee Benefit Trust "EBT"). The board believes this new authorization provides the Company ample opportunity to strategically repurchase shares. This new authorization replaces the previously announced share repurchase plan and authorizes the repurchase of our shares through March 1, 2027.
Repurchases of shares under the program may be made, from time to time, in privately negotiated transactions, in open market transactions, or by other means, including through trading plans intended to qualify under Rule 10b-18 and/or Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended. The amount and timing of any repurchases made under the program will be in the Company’s sole discretion and will depend on a variety of factors, including legal requirements, market conditions, other investment opportunities, available liquidity, and the prevailing market price of the common shares. The program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be suspended or discontinued at any time at the Company’s discretion.

Exhibit 99.1
2026 Outlook
The Company is presenting its Full Year 2026 guidance. Following the recently completed acquisitions Diversified expects to realize continued significant operational synergies associated with a larger, consolidated position in Oklahoma, additional cash generation from its portfolio optimization program, and the ability to continue to improve the overall cost structure of its established producing assets while continuing to prioritize returns and Free Cash Flow generation.

2026 Guidance(1)
Total Production (Mmcfe/d)	1,170 to 1,210
% Liquids	~28%
% Natural Gas	~72%
Total Capital Expenditures (millions)
Non-Op JV Partnership	$135 to $155
Maintenance/Other	$70 to $80
Adj. EBITDA(b) (millions)	$925 to $975
Adj. Free Cash Flow(c) (millions)	~$430
Leverage Target	2.0x to 2.5x
(1) Includes the value of anticipated cash proceeds for 2026 asset optimization of ~$100 million; based on January 2026 strip prices. Excludes changes in cash from working capital. Does not incorporate recently announced Sheridan Production acquisition. The Company includes Adjusted EBITDA and Adjusted Free Cash Flow in the Company’s Full Year 2026 Outlook. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures and have not been reconciled to the most comparable GAAP financial measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measures.
Conference Call Details
The Company will host a conference call Friday, February 27, 2026, at 8:30 AM ET to discuss the full year 2025 results and will make an audio replay of the event available shortly thereafter.

US (toll-free)	+1 877-836-0271/+1 201-689-7805
UK (toll-free)	+44 (0)800 756 3429
Web Audio	https://www.div.energy/news-events/ir-calendarevents
Replay Information	https://ir.div.energy/financial-info

Footnotes:

(a)	Exit rate includes full month of December 2025 production.
(b)
Adjusted EBITDA represents earnings before interest, taxes, depletion, and amortization, and includes adjustments for items that are not comparable period-over-period; Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, Inclusive of Hedges settled in cash; For more information, please refer to the Non-GAAP reconciliations as set out below.

Exhibit 99.1

(c)
Adjusted Free Cash Flow represents net cash provided by operating activities less expenditures on natural gas and oil properties and equipment, and includes proceeds from divestitures related to asset optimization; For more information, please refer to the Non-GAAP reconciliations as set out below.

(d)	Liquidity as of February 25, 2026, including impact of $200M Nordic bond tap.
(e)
“leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted EBITDA for the twelve months ended December 31, 2025. Reconciliation table is provided in the appendix of this release.

(f)
Includes the total value of dividends paid and declared, and share repurchases (including by the Employee Benefit Trust) through December 31, 2025. Shareholder Return Yield is calculated using total value of dividends paid and declared, and share repurchases (including by the Employee Benefit Trust) through December 31, 2025 over market cap as of December 31, 2025

(g)
Includes adjustments for the three months ended December 31, 2025 for the Canvas acquisition to pro forma results. Similar adjustments were made for the three months ended December 31, 2024 for the East Texas II acquisition as well as for the twelve months ended December 31, 2025 for the Canvas, Maverick, Summit, and Williams acquisitions.

(h)	Capital Intensity defined as capital expenditures on non-operated drilling programs over adjusted EBITDA
(i)
Includes the impact of derivatives settled in cash and proceeds from divestitures related to asset optimization. For purposes of comparability,  excludes Other Revenue of $2 million in 4Q25, $5 million in 4Q24, $12 million in 2025, and $16 million in 2024, and Lease Operating Expense of $4 million in 4Q25, $5 million in 4Q24, $15 million in 2025, and $19 million in 2024 associated with Diversified’s wholly owned plugging subsidiary, Next LVL Energy.

(j)	Includes total share repurchases (including by the Employee Benefit Trust) from January 1, 2025 through February 26, 2026.
For Company-specific items, refer also to the Glossary of Terms and/or Alternative Performance Measures found in the Company’s Annual Report and Form 10-K for the year ended December 31, 2025 filed with the United States Securities and Exchange Commission and available on the Company’s website.
For further information, please contact:

Diversified Energy Company	+1 973 856 2757
Doug Kris	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications	www.div.energy
FTI Consulting	dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire established assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.

Exhibit 99.1
Forward-Looking Statements
This announcement contains forward-looking statements (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) concerning the financial condition, results of operations, business and outlook of the Company and its wholly owned subsidiaries. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements, which contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect”, “may”, “will”, “seek”, “continue”, “aim”, “target”, “projected”, “plan”, “goal”, “achieve”, “guidance”, "outlook" and words of similar meaning, reflect the Company’s beliefs and expectations and are based on numerous assumptions regarding the Company’s present and future business strategies and the environment the Company will operate in and are subject to risks and uncertainties that may cause actual results to differ materially. No representation is made that any of these statements or forecasts will come to pass or that any forecast results will be achieved. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, such as general economic and business conditions, the behavior of other market participants, industry trends, competition, commodity prices, changes in regulation, currency fluctuations, our ability to recover our reserves, our ability to successfully integrate acquisitions, our ability to obtain financing to meet liquidity needs, changes in our business strategy, political and economic uncertainty. The list above is not exhaustive and there are other factors that may cause the Company’s actual results to differ materially from the forward-looking statements contained in this announcement, Including the risk factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission.
Forward-looking statements speak only as of their date and neither the Company nor any of its respective directors, officers, employees, agents, affiliates or advisers expressly disclaim any obligation to supplement, amend, update or revise any of the forward-looking statements made herein, except where it would be required to do so under applicable law. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this announcement, may not occur. As a result, you are cautioned not to place undue reliance on such forward-looking statements. Past performance of the Company cannot be relied on as a guide to future performance. No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that the financial performance of the Company for the current or future financial years would necessarily match or exceed the historical published for the Company.
Use of Non-GAAP Measures
Certain key operating metrics that are not defined under GAAP ("non-GAAP" measures) are included in this announcement. These non-GAAP measures are used by us to monitor the underlying business performance of the Company from period to period and to facilitate comparison with our peers. Since not all companies calculate these or other non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-GAAP metrics presented herein may not be compatible with similarly defined terms used by other companies. The non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with GAAP. Certain of the key operating metrics are based on information derived from our regularly maintained records and accounting and operating systems.
Adjusted EBITDA & Pro Forma Adjusted EBITDA
As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjusting for items that are not comparable period-over-period, namely, finance costs, accretion of asset retirement obligation, other (income) expense, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and

Exhibit 99.1
equipment, (gain) loss on sale of equity interest, unrealized (gain) loss on investment, costs associated with acquisitions, other adjusting costs, loss on early retirement of debt, non-cash equity compensation, (gain) loss on interest rate swaps, and items of a similar nature.
Adjusted EBITDA and pro form adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing and financing activities. However, we believe such measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in one of our Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation. When evaluating this measure, we believe investors also commonly find it useful to evaluate this metric as a percentage of our total revenue, inclusive of settled hedges, producing what we refer to as our adjusted EBITDA margin.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP measure of adjusted EBITDA for each of the periods listed:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss)	$195,552	$(106,193)	$341,899	$(103,093)
Interest expense	55,082	37,167	209,967	136,801
Accretion of asset retirement obligations	19,182	7,805	48,607	28,464
Other (income) expense(1)	(993)	(2,009)	(1,977)	(1,257)
Income tax (benefit) expense	1,471	(128,932)	(40,550)	(144,845)
Depreciation, depletion and amortization	154,076	95,511	412,506	291,995
(Gain) loss on fair value adjustments of unsettled derivatives	(201,964)	202,124	(193,843)	189,030
(Gain) loss on natural gas and oil properties and equipment(2)	21,273	16,689	86,730	14,917
Costs associated with acquisitions	3,629	4,532	35,724	11,573
Other adjusting costs(3)	3,636	7,644	19,424	22,375
Loss on early retirement of debt	—	2,469	26,971	16,377
Non-cash stock-based compensation	3,037	2,258	10,398	8,286
(Gain) loss on interest rate swaps	(30)	(41)	(135)	(190)
Total adjustments	$58,399	$245,217	$613,822	$573,526
Adjusted EBITDA	$253,951	$139,024	$955,721	$470,433
Pro forma adjusted EBITDA(4)	$281,558	$140,431	$1,211,214	$546,694
1.Excludes  $0.2 million, $0.4 million, $1.3 million, and $1.1 million in dividend distributions received for our investment in DP Lion Equity Holdco during the three months ended December 31, 2025 and 2024, and the twelve months ended December 31, 2025 and 2024,respectively.

Exhibit 99.1
2.Includes $16 million, $23 million, $160 million, and $41 million in cash proceeds received for leasehold sales during the three months ended December 31, 2025 and 2024, and the twelve months ended December 31, 2025 and 2024, respectively.
3.Other adjusting costs for the three and twelve months ended December 31, 2025 were primarily associated with one-time personnel-related expenses and legal fees from certain litigation. Other adjusting costs for the three and twelve months ended December 31, 2024 were primarily associated with legal and professional fees.
4.Includes adjustments for the three months ended December 31, 2025 for the Canvas acquisition to pro forma results. Similar adjustments were made for the three months ended December 31, 2024 for the East Texas II acquisition as well as for the twelve months ended December 31, 2025 for the Canvas, Maverick, Summit, and Williams acquisitions and for the twelve months ended December 31, 2024 for the Oaktree, Crescent Pass, and East Texas II acquisitions.
Net Debt & Net Debt-to-Pro Forma Adjusted EBITDA
As used herein, net debt represents total debt as recognized on the balance sheet less cash and restricted cash. Total debt includes our borrowings under the Credit Facility, borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities, and other borrowings. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-pro forma adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
The following table presents a reconciliation of the GAAP financial measure of total debt to the non-GAAP measure of net debt and a calculation of net debt-to-pro forma adjusted EBITDA for each of the periods listed:

	As of
(In thousands)	December 31, 2025	December 31, 2024
Total debt(1)	2,952,014	1,704,931
LESS: Cash	29,697	5,990
LESS: Restricted cash(2)	115,413	46,269
Net debt	$2,806,904	$1,652,672

Pro forma adjusted EBITDA(3)	$1,211,214	$546,694
Net debt-to-pro forma adjusted EBITDA(4)	2.3x	3.0x
1.Includes adjustments for deferred financing costs and original issue discounts, consistent with presentation on the statement of financial position.
2.The increase of restricted cash as of December 31, 2025, is due to the addition of $21 million, $27 million, and $10 million in restricted cash for the ABS X Notes, ABS Maverick Notes, and ABS XI Notes, respectively, offset by $4 million for the retirement of the ABS I & II Notes.
3.Includes adjustments to pro forma results for the twelve months ended December 31, 2025 for the Canvas, Maverick, Summit, and Williams acquisitions and for the twelve months ended December 31, 2024 for the Oaktree, Crescent Pass, and East Texas II acquisitions.
4.Does not include adjustments for working capital which are often customary in the market.

Exhibit 99.1
Free Cash Flow & Adjusted Free Cash Flow
As used herein, free cash flow represents net cash provided by operating activities ("operating cash flow"), less expenditures on natural gas and oil properties and equipment and adjusted free cash flow represents free cash flow after adjusting for proceeds from divestitures related to asset optimization. We believe that free cash flow and adjusted free cash flow are useful indicators of our ability to generate cash that is available for activities beyond capital expenditures. We believe that free cash flow and adjusted free cash flow provide investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments, and pay dividends.
The following table presents a reconciliation of the GAAP financial measure of operating cash flow to the non-GAAP measure of free cash flow and adjusted free cash flow for each of the periods listed:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating cash flow	$182,240	$45,304	$464,619	$220,650
LESS: Capital expenditures	(47,100)	(14,398)	(184,600)	(52,100)
Free cash flow	$135,140	$30,906	$280,019	$168,550
ADD: Proceeds from divestitures	16,467	22,501	160,098	40,986
Adjusted FCF	$151,607	$53,407	$440,117	$209,536
Total Revenue, Excluding (Gain) Loss on Fair Value Adjustments of Unsettled Derivatives & Adjusted EBITDA Margin
As used herein, total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, represents total revenue less (gain) loss on fair value adjustments of unsettled derivatives. We believe that total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, is useful because it enables investors to discern our realized revenue after adjusting for derivative settlements.
As used herein, adjusted EBITDA margin is measured as adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives. Adjusted EBITDA margin encompasses the direct operating costs and the portion of general and administrative costs required to produce each Mcfe. This metric includes operating expense, employee costs, administrative costs and professional services, and recurring allowance for credit losses, which cover both fixed and variable cost components. We believe that adjusted EBITDA margin is a useful measure of our profitability and efficiency, as well as our earnings quality, because it evaluates the Company on a more comparable basis period-over-period, especially given our frequent involvement in transactions that are not comparable between periods.
The following table presents a reconciliation of the GAAP financial measure of total revenue to the non-GAAP measure of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, and a calculation of adjusted EBITDA margin for each of the periods listed:

Exhibit 99.1

	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Total revenue	$666,520	$58,578	$1,829,142	$757,290
(Gain) loss on fair value adjustments of unsettled derivatives	(201,964)	202,124	(193,843)	189,030
Total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives	$464,556	$260,702	1,635,299	946,320
Adjusted EBITDA	$253,951	$139,024	$955,721	$470,433
Adjusted EBITDA margin	55%	53%	58%	50%